THRIVENT FINANCIAL FOR LUTHERANS and
THRIVENT ASSET MANAGEMENT, LLC
PROXY VOTING POLICIES AND PROCEDURES SUMMARY

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RESPONSIBILITY TO VOTE PROXIES

Overview
. Thrivent Financial for Lutherans and Thrivent Asset Management, LLC (collectively, in their capacity as investment advisers, “Thrivent”) recognize and adhere to the principle that one of the privileges of owning stock in a company is the right to vote in the election of the company's directors and on matters affecting certain important aspects of the company's structure and operations that are submitted to shareholder vote.  As an investment adviser with a fiduciary responsibility to its clients, Thrivent analyzes the proxy statements of issuers whose stock is owned by the investment companies which it sponsors and for which it serves as investment adviser (“Thrivent Funds”) and by institutional accounts who have requested that Thrivent be involved in the proxy process.

Thrivent has adopted Proxy Voting Policies and Procedures (“Policies and Procedures”) for the purpose of establishing formal policies and procedures for performing and documenting its fiduciary duty with regard to the voting of client proxies.

Fiduciary Considerations
.  It is the policy of Thrivent that decisions with respect to proxy issues will be made primarily in light of the anticipated impact of the issue on the desirability of investing in the portfolio company from the viewpoint of the particular client.
 Thrivent seeks to vote proxies solely in the interests of the client, including Thrivent Fund shareholders, and, where employee benefit plan assets are involved, in the interests of plan participants and beneficiaries. Thrivent votes proxies, where possible to do so, in a manner consistent with its fiduciary obligations and responsibilities. Logistics involved may make it impossible at times, and at other times disadvantageous, to vote proxies in every instance.

Other Considerations.
  One of the primary factors Thrivent considers when determining the desirability of investing in a particular company is the quality and depth of its management. The Policies and Procedures were developed with the recognition that a company's management is entrusted with the day-to-day operations of the company, as well as its long-term direction and strategic planning, subject to the oversight of the company's board of directors.  Accordingly, Thrivent believes that the recommendation of management or the board on most issues should be given weight in determining how proxy issues should be voted and these Policies and Procedures are not intended to substitute Thrivent’s judgement for management’s with respect to a company’s day-to-day operations.  However, the position of a company's management will not be supported in any situation where it is found to be not in the best interests of Thrivent’s client, and Thrivent reserves the right to vote contrary to management when it believes a particular proxy proposal may adversely affect the investment merits of owning stock in a portfolio company, or the desirability of investing in the portfolio company from the viewpoint of the particular client.

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ADMINISTRATION OF POLICIES AND PROCEDURES

Thrivent has formed a committee that is responsible for establishing positions with respect to corporate governance and other proxy issues (“Committee”). Annually, the Committee reviews the Policies and Procedures, including in relation to recommended changes reflected in applicable benchmark policies and voting guidelines of Institutional Shareholder Services Inc. (“ISS”).  As discussed below, Thrivent may, with the approval of the Committee, vote proxies other than in accordance with the applicable voting guidelines in the Policies and Procedures.
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HOW PROXIES ARE REVIEWED, PROCESSED AND VOTED

            In order to facilitate the proxy voting process, Thrivent has retained ISS as an expert in the proxy voting and corporate governance areas. ISS specializes in providing a variety of fiduciary-level proxy advisory and voting services.  These services include custom vote recommendations, research, vote execution, reporting, auditing and consulting assistance for the handling of proxy voting responsibilities. ISS analyzes each proxy vote of Thrivent’s clients and prepares a recommendation that reflects ISS’s application of the Policies and Procedures. For items noted as case-by-case, Thrivent generally leverages the research process and voting guidance/recommendation provided by ISS. Thrivent may deviate from ISS recommendations on general policy issues or specific proxy proposals.

In addition, with regard to voting proxies for the Thrivent ESG Index Portfolio, Thrivent will consider environmental, social and governance criteria intended to take into account principles of socially responsible investing.  These criteria include, among other things, voting guidelines provided by a third-party proxy voting service provider (i.e., the ISS Sustainability Proxy Voting Guidelines (“Sustainability Guidelines”)). The Sustainability Guidelines have been developed consistent with the dual objectives of socially responsible shareholders – financial and social.  The Sustainability Guidelines seek to reflect a broad consensus of the socially responsible investing community on matters of social and environmental import and are based on a commitment to create and preserve economic value and to advance principles of good corporate governance consistent with responsibilities to society as a whole on matters of corporate governance, executive compensation, and corporate structure.

Proxy Voting Process Overview

            Thrivent utilizes ISS’ voting agent services to notify us of upcoming shareholder meetings for portfolio companies held in client accounts and to transmit votes on behalf of our clients.  ISS provides comprehensive summaries of proxy proposals, publications discussing key proxy voting issues, and specific vote recommendations regarding Thrivent’s clients’ portfolio company proxies to assist in the proxy voting process.  The final authority and responsibility for proxy voting decisions remains with Thrivent.  Decisions with respect to proxy matters are made primarily in light of the anticipated impact of the issue on the desirability of investing in the company from the viewpoint of our respective clients.

Thrivent may on any particular proxy vote determine that it is in the best interests of its clients to diverge from the Policies and Procedures’ applicable voting guidelines.  In such cases, the person requesting to diverge from the Policies and Procedures’ applicable voting guidelines is required to document in writing the rationale for their vote and submit all written documentation to the Committee for review and approval. In determining whether to approve any particular request, the Committee will determine that the request is not influenced by any conflict of interest and is in the best interests of Thrivent’s clients.

Summary of Thrivent’s Voting Policies

Specific voting guidelines have been adopted by the Committee for regularly occurring categories of management and shareholder proposals.  The detailed voting guidelines are available to Thrivent’s clients upon request.  The following is a summary of significant Thrivent policies:

Board Structure and Composition Issues – Thrivent believes boards are expected to have a majority of directors independent of management. The independent directors are expected to organize much of the board’s work, even if the chief executive officer also serves as chairperson of the board. Key committees (audit, compensation, and nominating/corporate governance) of the board are expected to be entirely independent of management. It is expected that boards will engage in critical self-evaluation of themselves and of individual members. Boards should be sufficiently diverse to ensure consideration of a wide range of perspectives. Individual directors, in turn, are expected to devote significant amounts of time to their duties, to limit the number of directorships they accept, and to own a meaningful amount of stock in companies on whose boards they serve. As such, Thrivent withholds votes for directors who miss more than one-fourth of the scheduled board meetings and considers stock ownership when reviewing contested elections.  Thrivent votes against management efforts to stagger board member terms because a staggered board may act as a deterrent to takeover proposals.  For the same reasons, Thrivent votes for proposals that seek to fix the size of the board.

Executive and Director Compensation –These proposals necessitate a case-by-case evaluation.  Generally, Thrivent opposes compensation packages that provide what we view as excessive awards to a few senior executives or that contain excessively dilutive stock option grants based on a number of criteria such as the costs associated with the plan, plan features, and dilution to shareholders.

Ratification of Auditors
- Thrivent votes for proposals to ratify auditors, unless an auditor has a financial interest in or association with the company, and is therefore not independent; there is reason to believe that the independent auditor has rendered an opinion that is neither accurate nor indicative of the company’s financial position; non-audit fees paid represent 50 percent or more of the total fees paid to the auditor; or poor accounting practices are identified that rise to a serious level of concern.

Mergers and Acquisitions
- Thrivent votes on mergers and acquisitions on a case-by-case basis, taking into account and balancing the following: anticipated financial and operating benefits, including the opinion of the financial advisor, market reaction, offer price (cost vs. premium) and prospects of the combined companies;  how the deal was negotiated;  potential conflicts of interest between management’s interests and shareholders’ interests; and changes in corporate governance and their impact on shareholder rights.

Anti-takeover and Corporate Governance Issues -
Thrivent generally opposes anti-takeover measures since they adversely impact shareholder rights. When voting on capital structure issues, Thrivent considers the dilutive impact to shareholders and the effect on shareholder rights.

Social, Environmental and Corporate Responsibility Issues
- On proposals which are primarily social, moral or ethical Thrivent generally abstains, other than with respect to the Thrivent ESG Index Portfolio. When voting on matters with apparent economic or operational impacts on the company, Thrivent realizes that the precise economic effect of such proposals is often unclear. Where this is the case, Thrivent typically relies on management’s assessment, and generally votes with company management.

Shareblocking
- Shareblocking is the practice in certain foreign countries of “freezing” shares for trading purposes in order to vote proxies relating to those shares. Thrivent generally refrains from voting shares in shareblocking countries unless the matter has compelling economic consequences that outweigh the loss of liquidity in the blocked shares.

Applying Proxy Voting Policies to non-U.S. Companies
– Thrivent applies a two-tier approach to determining and applying global proxy voting policies. The first tier establishes baseline policy guidelines for the most fundamental issues, which apply without regard to a company's domicile. The second tier takes into account various idiosyncrasies of different countries, making allowances for standard market practices, as long as they do not violate the fundamental goals of good corporate governance. The goal is to enhance shareholder value through effective use of the shareholder franchise, recognizing that applying policies developed for U.S. corporate governance may not appropriate for all markets.

Monitoring and Resolving Conflicts of Interest – Thrivent/clients

The Committee is responsible for monitoring and resolving possible material conflicts between the interests of Thrivent and those of its clients with respect to proxy voting. Examples of situations where conflicts of interest can arise are when i) the issuer is a vendor whose products or services are material to Thrivent’s business; ii) the issuer is an entity participating to a material extent in the distribution of proprietary investment products advised, administered or sponsored by Thrivent; iii) the issuer is a significant executing broker dealer; iv) an Access Person
[1]
of Thrivent also serves as a director or officer of the issuer; and v) there is a personal conflict of interest (e.g., familial relationship with company management)
.

All material conflicts of interest will be resolved in the interests of the clients. Application of the Policies and Procedures’ applicable voting guidelines to vote client proxies is generally relied on to address possible conflicts of interest since the voting guidelines are pre-determined by the Committee. In addition, in cases where proxies are voted in accordance with the Policies and Procedures’ applicable voting guidelines and consistent with ISS’s recommendation, the Committee does not review for a potential conflict of interest.

In cases where Thrivent is considering overriding these Policies and Procedures’ applicable voting guidelines, or in the event matters presented for vote are not governed by such guidelines, the Committee will follow these procedures:

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Compliance, in consultation with Legal, will conduct a review to seek to identify any potential material conflicts of interest. If no material conflict of interest is identified, the proxy will be voted as determined by the Committee.

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If a material conflict of interest is identified, the Committee will be apprised of that fact and the Committee will evaluate the proposed vote in order to ensure that the proxy ultimately is voted in what Thrivent believes to be the best interests of clients, and without regard for the conflict of interest. The Committee will document its vote determination, including the nature of the conflict, the Committee’s analysis of the matters submitted for proxy vote, and the reasons why the Committee determined that the votes were cast in the best interests of clients.

Certain Thrivent Funds ("top tier fund") may own shares of other Thrivent Funds (''underlying fund"). If an underlying fund submits a matter to a shareholder vote, the top tier fund will generally vote its shares in the same proportion as the other shareholders of the underlying fund. If there are no other shareholders in the underlying fund, the top tier fund will vote in what Thrivent believes to be in the top tier fund's best interest.

Securities Lending

Thrivent will generally not vote nor seek to recall in order to vote shares on loan, unless it determines that a vote would have a material effect on an investment in such loaned security.

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OVERSIGHT, REPORTING AND RECORD RETENTION

Retention of Proxy Service Provider and Oversight of Voting

In overseeing proxy voting generally and determining whether or not to retain the services of ISS, Thrivent performs the following functions, among others, to determine that Thrivent continues to vote proxies in the best interest of its clients: (1) periodic sampling of proxy votes; (2) periodic reviews of Thrivent’s Policies and Procedures to determine they are adequate and have been implemented effectively, including whether they continue to be reasonably designed to ensure that proxies are voted in the best interest of Thrivent’s clients; (3) periodic due diligence on ISS designed to monitor ISS’s (i) capacity and competency to adequately analyze proxy issues, including the adequacy and quality of its staffing and personnel, as well as (ii) its methodologies for developing vote recommendations and ensuring that its research is accurate and complete; and (4) reviews of ISS’s procedures regarding their capabilities to identify and address conflicts of interest.

Proxy statements and solicitation materials of issuers (other than those which are available on the SEC’s EDGAR database) are kept by ISS in its capacity as voting agent and are available upon request. Thrivent retains documentation on shares voted differently than the Thrivent Policies and Procedures voting guidelines, and any document which is material to a proxy voting decision such as the Thrivent Policies and Procedures voting guidelines and the Committee meeting materials.

ISS provides Vote Summary Reports for each Thrivent Fund.  The report specifies the company, ticker, cusip, meeting dates, proxy proposals, and votes which have been cast for the Thrivent Fund during the period, the position taken with respect to each issue and whether the Thrivent Fund voted with or against company management.

[1]
"Access Person" has the meaning provided under the current Thrivent Code of Ethics.